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                              EMPLOYMENT AGREEMENT

                  This Agreement is made and entered into effective as of March 27, 1997 by and between Credit Store, Inc., a Delaware corporation ("Employer"), and Martin Burke ("Employee").

                  Employer hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.

                  1. Period of Employment. The period of Employee's employment under this Agreement (the "Period of Employment") shall commence on the date hereof (the "Effective Date") and shall expire on March 26, 2002 (the "Expiration Date"), subject to any extension pursuant to section 1 or 9.14 hereof, or as may otherwise be agreed, or any earlier termination of Employer's employment as provided in Section 6 hereof. Upon the expiration of the initial term of this Agreement, and each subsequent term or extension thereof, this Agreement shall automatically be extended for an additional term of one year, unless the Employer or the Employee shall have notified the other party hereto of its election to terminate this Agreement not later than 90 days prior to the scheduled Expiration Date. If Employee's employment is terminated pursuant to
Section 6 hereof, the Period of Employment shall expire as of the Date of Termination (as hereinafter defined).

                  2. Duties. During the Period of Employment, Employee will faithfully perform those duties and responsibilities assigned by the Board of Directors of Employer (the "Board") and Employee will devote his full working time and use his best efforts to advance the business and welfare of Employer in furtherance of the policies established by the Board. It is understood that the office at which Employee will be primarily located will be in Sioux Falls, South Dakota, but that the Employee's duties and responsibilities may require travel.


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During the Period of Employment, Employee shall not engage in any other employment activities for any direct or indirect remuneration without the concurrence of the Board, except that, so long as such activities do not interfere with his duties under this Agreement, Employee may (i) continue to devote reasonable time to the management of investments and to participation in community and charitable affairs, and (ii) devote not more than 5% of his working time on matters not related to the business of the Employer unless the Board of Directors by resolution directs otherwise. Employee shall have the title of Vice Chairman and Chief Executive Officer, or such other title as the Board shall determine from time to time.

                  3.       Compensation.

                           3.1 Base Salary. During the Period of Employment,
Employer shall pay Employee a Base Salary at the rate of $60,000 per annum payable at least as frequently as bi-weekly and subject to payroll deductions as may be necessary or customary in respect of Employer's salaried employees in general. The amount of Employee's Base Salary shall be subject to annual review by the Board, provided that the level of such Base Salary shall not be subject to reduction.

                           3.2 Incentive Compensation. As additional, incentive
compensation, Employee shall be entitled to receive one and one-half percent (1.5%) of the annual net earnings of Credit Store, Inc. before taxes as reflected on the company's certified financial statements ("Incentive Compensation"). Incentive Compensation shall be adjusted in any fiscal year in which Employee is employed for less than the full year by multiplying the Incentive Compensation otherwise due by a fraction equal to the number of months Employee was employed during the fiscal year (not taking account of partial months) by the total

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number of months in the fiscal year. Payment of Incentive Compensation due hereunder shall be made not later than 30 days following the receipt of the certified financial statements of Credit Store, Inc.

                           3.3 Options. In connection with Employee's
employment, Employer has granted Employee an option (the "Option") to purchase 1,000,000 shares of common stock of the Employer at $5.50 per share (the market price of the shares on the date of the grant). The form of Option is attached as Exhibit A hereto.

                  4. Benefits. During the Period of Employment, Employee shall be entitled to participate in all fringe benefit programs (the "Fringe Benefits") such as medical and dental coverage, life insurance, pension and profit-sharing plans, etc., that may be maintained by Employer that are available to its executive officers generally. Any payments or benefits payable to Employee hereunder in respect of any calendar year during which Employee is employed by Employer for less than the entire year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Employee acknowledges that he shall have no vested rights under or to participate in any such program except as expressly provided under the terms hereof or thereof.

                  5. Expenses. Employer will pay or reimburse Employee for such reasonable travel, entertainment, lodging or other expenses as he may incur on behalf of Employer during the Period of Employment in connection with the performance of his duties hereunder but only to the extent that such expenses were either specifically authorized by Employer or incurred in accordance with policies established by the Board and provided that

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Employee shall furnish Employer with such evidence relating to such expenses as
Employer may reasonably require to substantiate such expenses for tax purposes.

                  6.       Termination of Employment.

                           6.1 Circumstances of Termination. Notwithstanding the
terms set forth in Section 1 hereof, Employee's employment shall terminate under any of the following circumstances:

                                    (a) Death. In the event of Employee's death.

                                    (b) Permanent Disability. If during the
Period of Employment Employee becomes physically or mentally incapacitated or disabled so that (i) he is unable to perform for Employer substantially the same services as he performed prior to incurring such incapacity or disability or to devote his full working time or use his best efforts to advance the business and welfare of Employer or otherwise to perform his duties under this Agreement and
(ii) such condition exists for an aggregate of six months in any 12 consecutive calendar month period (Employer, at its option and expense, being entitled to retain a physician reasonably acceptable to Employee to confirm the existence of such incapacity or disability, and the determination of such physician being binding upon Employer and Employee).

                                    (c) Cause. At the option of Employer,
because Employee:

                                             (i) has been convicted of, or has
                                    pled guilty or nolo contendere to, a felony, or

                                             (ii) has embezzled or
                                    misappropriated Employer funds or property, or


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                                            (iii) has continued use of alcohol
                                    or drugs to an extent that interferes with the performance by Employee of his employment responsibilities, or

                                            (iv) has materially violated Section
                                    8.1, Section 8.2, Section 8.3 or Section 8.4 hereof, or

                                            (v) has willfully failed or refused
                                    to perform those duties reasonably assigned or delegated to him by the Board of Directors, which failure or refusal continues following (A) the Board of Directors giving the Employee written notice setting forth the facts or events constituting such failure or refusal and (B) a reasonable opportunity to correct the deficiencies or other problems specified in such notice to the reasonable satisfaction of the Board of Directors.

                                             (d) Not For Cause. At the option of
Employer at any time for any reason other than those referred to above or for no reason at all, whereupon the Employer shall become obligated to make those payments set forth in Section 7.l(d) hereof. If Employer shall be in material breach of this Agreement and by reason thereof Employee terminates his employment hereunder, such termination shall be deemed a termination by Employer pursuant to this Section 6.1(d).

                           6.2 Notice of Termination. Any termination of
Employee's employment by Employer (other than termination pursuant to Section 6.1(a) hereof) or by Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9.2. For purposes of this Agreement, a "Notice of Termination"

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shall mean a notice terminating Employee's employment by Employer. If a Notice of Termination is given by Employer, such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances that provide a basis for termination of Employee's employment under the provision so indicated. In the event Employer sends a Notice of Termination under section 6.1(c), Employee shall have a reasonable opportunity to provide documentation or other evidence to the Board of Directors contesting the basis for the termination. For purposes of this Agreement, the "Date of Termination" shall be the date on which the Notice of Termination is delivered except that with respect to Section 6.1(a) the "Date of Termination" shall be the date of Employee's death.

                  7.       Payments Upon Termination of Employment.

                           7.1 Payments. In the event that Employee's employment
is terminated prior to the Expiration Date (including any extension thereof), the Period of Employment shall expire as of the Date of Termination.

                                    (a) If Employer terminates Employee's
employment for Cause or if Employee voluntarily terminates his employment other than as a result of Employer's material breach of the terms of this Agreement, Employer's obligation to compensate Employee shall in all respects cease as of the Date of Termination, except that Employer shall (i) pay Employee the Base Salary accrued under Section 3, any Fringe Benefits accrued under Section 4 and the reimbursable expenses incurred under Section 5 of this Agreement up to such Date of Termination (the "Accrued Obligations"); and (ii) solely in the event Employee voluntarily terminates his employment without material breach, pay Employee the

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incentive compensation accrued as of the Date of Termination computed and paid in accordance with section 3.2;

                                    (b) If Employee's employment is terminated
upon the death of Employee, Employer's obligation to compensate Employee shall in all respects cease as of the Date of Termination, except that Employer shall
(i) within thirty (30) days after the Date of Termination Employer shall pay Employee's estate or legal representative the Accrued Obligations, (ii) pay accrued incentive compensation in accordance with section 3.2, and (iii) continue to maintain during the six month period following the Date of Termination for the benefit of the Employee's dependents, basic health and dental insurance and related medical expenses coverage on terms no less favorable to the Employee than Employer provides to its executive officers generally, as such benefits may be modified from time to time during such period;

                                    (c) If Employee's employment is terminated
upon the Permanent Disability of Employee, Employer's obligation to compensate Employee shall in all respects cease as of the Date of Termination, except that Employer shall (i) within thirty (30) days after the Date of Termination pay Employee Accrued Obligations and a lump sum payment equal to 25% of the Employee's annual Base Salary payable under Section 3 hereof at the rate in effect immediately prior to such termination less the amount of any disability payments payable to Employee during the six-month period following the Date of Termination pursuant to any Employer-paid or state sponsored insurance policy or employer self-insured program, (ii) pay accrued incentive compensation in accordance with section 3.2, and (iii) continue to maintain during the six-month period following the Date of Termination for the benefit of Employee and his dependents, basic health, disability and dental insurance

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and related medical expenses coverage on terms no less favorable to the Employee than Employer provides to its executive officers generally, as such benefits may be modified from time to time during such period provided that the Employee shall continue to be obligated to make any contributions or payments in connection with such benefits to the same extent as other executive officers generally; and

                                    (d) If Employee's employment is terminated
by Employer pursuant to Section 6.1(d), Employer's obligation to compensate Employee shall in all respects cease, except as follows:

                                             (i) within thirty (30) days after
                                    the Date of Termination Employer shall pay to Employee the Accrued Obligations and during the period beginning with the Date of Termination and ending on the later of March 26, 2002 or the end of any subsequent term (the "Severance Period"), Employer shall (x) pay to Employee on a monthly basis the sum of one-twelfth (1/12th) of the annual Base Salary of Employee in effect at the Date of Termination (the "Continuation Payments") and (y) continue to maintain, during the Severance Period for the benefit of the Employee and his dependents, basic health, dental and life insurance and related medical expenses coverage (including disability and hospitalization coverage) (the "Continuation Benefits") on terms no less favorable to the Employee than the Employer provides to its executive officers generally, as such benefits may be modified from time to time

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                                    during the Severance Period. During the
                                    Severance Period, Employee shall make any contributions required to maintain such Continuation Benefits, which may be withheld from the Continuation Payments; provided that such contributions are also required to be made by the Employer's executive officers generally. If at any time during the Severance Period Employee shall obtain employment with a third party (the "Substitute Employer") in which Employee is entitled to receive basic health benefits in connection with such employment on terms provided by the Substitute Employer to its similarly situated employees generally, the Employer shall no longer be required to provide Continuation Benefits to the Employee, regardless of whether such benefits differ in any respect from the Continuation Benefits.

                                            (ii) In satisfaction of all
                                    obligations to pay Incentive Compensation,
                                    Employer shall pay Employee amounts due
                                    under section 3.2 as if Employee had not been terminated provided that, in the event Employee is terminated and there has been no change in control as defined by section 9.13, then Employer shall pay incentive compensation due under section 3.2 with respect only to the period extending from the Date of Termination to the end of the 18th month thereafter. Employee shall be entitled to no compensation pursuant to this provision if

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                                    he is terminated pursuant to Section 6.1(d)
                                    during an extended or subsequent term of this Agreement, except that Employee shall be paid any Incentive Compensation accrued as of the Date of Termination, in accordance with section 3.2.

                                            (iii) The Employer shall be excused
                                    from its obligations to make payments under this Section 7.1(d) if the Employee breaches its obligations hereunder (including its obligations under Article 8 hereof).

                           7.2 Release and Satisfaction. With respect to
Employee, his heirs, successors and assigns, payment by Employer of the amounts provided under this Section 7 shall release, relinquish and forever discharge Employer and any director, officer, employee, shareholder or agent of Employer from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any such claims, damages, losses, costs, expenses, liabilities or obligations arising under any written employee benefit plan or arrangement (whether or not tax-qualified) covering Employee), which Employee has incurred or suffered or may incur or suffer as a result of the termination of such employment.

                           7.3 Effect on This Agreement. Any termination of
Employee's employment and any expiration of the Period of Employment under this Agreement shall not affect the continuing operation and effect of Sections 7.2, 8.1, 8.2, 8.3, 8.4 and 8.5 hereof, which shall continue in full force and effect with respect to Employer and Employee, and its and his heirs, successors and assigns. Nothing in Section 7.1 hereof shall be deemed to operate or shall operate as a release, settlement or discharge of any action or omission by

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Employee enumerated in Section 6.1(c) hereof as a possible basis for termination of Employee's employment for Cause.

                           7.4 No Mitigation. Subject to the provisions of
Sections 8.1, 8.2, 8.3, 8.4 and 8.5 hereof, Employee shall be free to accept such employment and engage in such business as Employee may desire following the termination of his employment hereunder, and any compensation received by Employee therefrom shall not reduce any payments required to be made by Employer hereunder.

                  8. Non-disclosure of Proprietary Information, Surrender of Records; Inventions and Patents; Non-Compete.

                           8.1 Proprietary Information. Employee shall not
during the Period of Employment or at any time thereafter (irrespective of the circumstances under which Employee's employment by Employer terminates), directly or indirectly use for his own purpose or for the benefit of any person or entity other than Employer, nor otherwise disclose, any proprietary information, as defined below, to any individual or entity, unless such disclosure has been authorized in writing by the Board or is otherwise required by law. For purposes of this Agreement, the term "proprietary information" shall include, but is not limited to: (a) the name or address of any customer, vendor or affiliate or Employer or any information concerning the transactions or relations of any customer, vendor or affiliate or Employer with Employer; (b) any information concerning any product, technology or procedure employed by Employer but not generally known to its customers, vendors or competitors, or under development by or being tested by Employer but not at the time offered generally to customers or vendors; (c) any information relating to Employer's computer software, computer systems, pricing or marketing methods, margins, capital

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structure, operating results, borrowing arrangements or business plans;
(d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Employer; (e) any information contained in any of Employer's written or oral policies and procedures or employee manuals;
(f) any information belonging to customers, vendors or affiliates of Employer which Employer has agreed to hold in confidence; (g) any inventions, innovations or improvements covered by Section 8.3 below; (h) any other information which the Board has reasonably determined by resolution and communicated to Employee to be confidential or proprietary; and (i) all written, graphic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nonetheless be proprietary information. Proprietary information, however, shall not include (x) any information that is or becomes generally known to the industries in which Employer competes through sources independent of Employer or through authorized publication to persons other than Employer's employees by Employer or (y) other non-sensitive information that may be disclosed by Employee in the ordinary course of business, the disclosure of which is not reasonably likely to adversely affect Employer's business operations, their relationships with customers, vendors or employees or the results of their operations.

                           8.2 Confidentiality and Surrender of Records.
Employee shall not during the Period of Employment or at an time thereafter (irrespective of the circumstances under which Employee's employment by Employer terminates), except as required by law, or in connection with the ongoing business of Employer, directly or indirectly give any "confidential records" (as hereinafter defined) to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by Employer, nor shall he retain, and will deliver

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promptly to Employer, any of the same following termination of his employment.
For purposes hereof, "confidential records" means all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Employee's possession or under his control or accessible to him which contain any proprietary information as defined in Section 8.1. above. All confidential records shall be and remain the sole property of Employer during the Period of Employment and thereafter.

                           8.3 Inventions and Patents: All inventions,
innovations or improvements in Employer's method of conducting its business (including policies, procedures, products, improvements, software, ideas and discoveries, whether paten- table or copyrightable or not) conceived or made by Employee, either alone or jointly with others, during the Period of Employment belong to Employer. Employee will promptly disclose in writing such inventions, innovations or improvements to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership by Employer, including, but not limited to, cooperating with and assisting Employer in obtaining patents for Employer in the United States and in foreign countries. Any patent application filed by Employee within a year after termination of his employment hereunder shall be presumed to relate to an invention which was made during the Period of Employment unless Employee can provide evidence to the contrary.

                           8.4      Covenant Not to Compete; No Solicitation.

                                    (a) Employee acknowledges and recognizes the
highly competitive nature of Employer's business and, in consideration of the payment by Employer to Employee of amounts that may hereafter be paid to Employee pursuant to Sections 7.1 and

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8.4(d) hereof, Employee agrees that, provided he receives the applicable payments provided for in Section 7.1 and 8.4(d) hereof, during the period (the "Covered Time") beginning on the Date of Termination and ending (i) if Employee's employment is terminated for any reason other than pursuant to
Section 6.1(d) hereof, on the second anniversary of the Date of Termination or
(ii) if Employee's employment is terminated pursuant to Section 6.1(d) hereof and subject to Section 8.4(d) hereof, on the earlier of (A) the first anniversary of the Date of Termination or (B) the Expiration Date, Employee will not compete with the business of Employer, which means that Employee will not engage, directly or indirectly, in the "Covered Business" (as hereinafter defined) in any state of the United States of America in which the Employer is conducting business or proposes to conduct business as of the Date of Termination (these areas are hereinafter collectively referred to as the "Covered Area"). For the purpose of this Agreement, (i) "Covered Business" shall mean the businesses in which Employer or any "affiliate" of Employer was engaged at any time during the one year period preceding the Date of Termination; and
(ii) the phrase "engage, directly or indirectly" shall mean engaging directly or having an interest, directly or indirectly, as owner, partner, shareholder, employee, independent contractor, capital investor, lender, renderer of consultation services or advice or otherwise (other than as the holder of less than 2% of the outstanding stock of a publicly-traded corporation), either alone or in association with others, in the operation of any aspect of any type of business or enterprise engaged in any aspect of the Covered Business. Employee shall be deemed engaged in business in the Covered Area if his place of business is located in the Covered Area or if he solicits customers located anywhere in, or provides products anywhere in, the Covered Area. For all purposes of this

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Agreement, the term "affiliate(s)" shall be defined as the term "affiliate" is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

                                    (b) Employee agrees that during the term of
this Agreement (including any extension thereof) and during the Covered Time he shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents or representatives of Employer or of affiliates of Employer to leave any of such entities; (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of Employer or of affiliates of Employer to become employees, agents, representatives or consultants or any other person or entity; or (iii) directly or indirectly solicit or attempt to solicit any customer, vendor or lender of Employer or of affiliates of Employer with respect to any product or service being furnished by Employer.

                                    (c) Employee understands that the provisions
of Section 8.4 (a) may limit his ability to earn a livelihood in a business which is substantially similar to the business of Employer but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Section 7 hereof, is sufficient to justify the restrictions contained in such provisions and in consideration thereof and in light of Employee's education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, such provisions prevent him from earning a living, or otherwise are void or unenforceable or should be voided or held unenforceable. Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer's management group.

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                                    (d) If Employee's employment is terminated
pursuant to Section 6.1(d) hereof, Employer may extend the Covered Time to extend up to and through the second anniversary of the Date of Termination, but no later than the first anniversary of the Expiration Date by delivering written notice to Employee (specifying the duration of the extended Covered Time), within ten (10) days of such Date of Termination, that Employer has elected to continue to pay to Employee the Continuation Payments (except that during any period of Covered Time that extends beyond the Expiration Date, the Continuation Payments shall be increased by an additional 50% thereof) and provide the Continuation Benefits (on terms no less favorable to Employee than Employer provides to its executive officers generally, as such benefits may be modified from time to time) for each month of such extended Covered Time. During the extended Covered Time, Employee shall be required to make any contributions required to maintain such Continuation Benefits, which may be withheld from the Continuation Payments; provided that such contributions are also required to be made by the Employer's executive officers generally. If at any time during the extended Covered Time Employee shall obtain employment with a Substitute Employer in which Employee is entitled to receive basic health benefits in connection with such employment on terms provided by the Substitute Employer to its similarly situated employees generally, Employer shall no longer be required to provide Continuation Benefits to the Employee, regardless of whether such benefits differ in respect from the Continuation Benefits. Employer shall be excused from its obligations to make payments under this Section 8.4(d) if Employee breaches its obligations hereunder.

                           8.5 Litigation Assistance. Employee agrees that after
the Date of Termination he shall, at the request of Employer, and subject to time limitations imposed by

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business or employment obligations, render all reasonable assistance and perform all lawful acts that Employer considers necessary or advisable in connection with any litigation involving Employer or any director, officer, employee, shareholder, agent, representative, consultant, customer or vendor of Employer. In the event that Employer requests Employee's assistance under this Section
8.5, Employer shall pay to Employee for each day such assistance is rendered an amount equal to the annual Base Salary of Employee in effect at the Date of Termination divided by 250 and shall promptly pay or reimburse Employee for such reasonable travel expenses as he may incur in connection with rendering assistance hereunder.

                           8.6 Definition of Employer. For purposes of this
Section 8, the term Employer shall include Employer and any and all of its subsidiaries, ventures or affiliates, whether currently existing or hereafter formed, which are engaged in the Covered Business or a portion thereof, as well as any person to whom this Agreement is assigned as permitted by Section 9.8 hereof, provided, however, that the business of any assignee not already engaged in by Employer shall not be included as a Covered Business.

                           8.7      Enforcement.

                                    (a) The parties hereto agree and acknowledge
that the covenants and agreements contained herein are reasonably necessary in duration and to protect the reasonable competitive business interests of Employer, including, without limitation, the value of the proprietary information and goodwill of Employer.

                                    (b) Employee agrees that the covenants and
undertakings contained in Article 8 of this Agreement relate to matters which are of a special, unique and extraordinary character and that Employer cannot be reasonably or adequately compensated

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in damages in an action at law in the event Employee breaches any of these covenants or undertakings. Therefore, Employee agrees that Employer shall be entitled, as a matter of course, without the need to prove irreparable injury, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court shall order. The unsuccessful party will pay costs and legal fees incurred by the party that is successful in any proceeding by Employer seeking to obtain such an injunction.

                                    (c) Rights and remedies provided for in this
Section are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law.

                                    (d) In the event that any provision of this
Agreement shall to any extent be held invalid, unreasonable or unenforceable in any circumstance, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitrator making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that unenforceable covenant contained in this Agreement

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shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitrator determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

                  9.       Miscellaneous

                           9.1 Key Man Insurance. Employee recognizes and
acknowledges that Employer or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Employee, the proceeds of which would be payable to Employer or such affiliate. Employee hereby consents to Employer or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at Employer's expense), execute such documents, and otherwise take any and all actions necessary or desirable in order for Employer or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.

                           9.2 Notice. Any notice required or permitted to be
given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, addressed to the addressee at his or its address last provided the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite his or its signature to this Agreement. For purposes of this Agreement, notice sent in conformity with this
Section 9.2 shall be deemed to have been received on the third business day following the date on which such notices are so sent.

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

                           9.3 Modification and No Waiver of Breach. No waiver
or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 9.3.

                           9.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED
BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND ALL QUESTIONS RELATING TO THE VALIDITY AND PERFORMANCE HEREOF AND REMEDIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.

                           9.5 Counterparts. This Agreement may be executed in
one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

                           9.6 Captions. The captions used herein are for ease
of reference only and shall not define or limit the provisions hereof.

                           9.7 Entire Agreement. This Agreement constitutes the
entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements.

                           9.8 Assignment. The rights of Employer under this
Agreement may, without the consent of Employee, be assigned by Employer to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or

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

otherwise, directly or indirectly, acquires all or material portions of the stock, assets or any line of business of Employer, provided such assignee assumes all of the obligations of Employer under this Agreement.

                           9.9 Non-Transferability of Interest. None of the
rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by Employer pursuant to this Agreement shall be void.

                           9.10 Arbitration. The parties shall endeavor to
settle all disputes by amicable negotiations. Except as otherwise provided herein, any claim, dispute, disagreement or controversy that arises between the parties relating to this Agreement that is not amicably settled shall be resolved by arbitration, as follows:

                                    (a) Any such arbitration shall be heard in
The City of New York, New York, before a panel consisting of one (1) to three
(3) arbitrators, each of whom shall be impartial. Upon the written Request of Arbitration of either party hereto to commence arbitration hereunder, the parties shall attempt to mutually agree as to the number and identity of the arbitrator(s), within thirty (30) days of the date of such Request. Except as the parties may otherwise agree, all arbitrators (if not selected by the parties hereto within thirty (30) days of a written Request for Arbitration) shall be appointed pursuant to the commercial arbitration rules of the American Arbitration Association. In determining the number and appropriate background of the arbitrators, the appointing authority shall give due

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

consideration to the issues to be resolved, but his or her decision as to the number of arbitrators and their identity shall be final.

                                    (b) An arbitration may be commenced by any
party to this Agreement by the service of a written Request for Arbitration upon the other affected parties. Such Request for Arbitration shall summarize the controversy or claim to be arbitrated.

                                    (c) All attorneys' fees and costs of the
arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys' fees as they deem appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

                                    (d) Judgment on the award rendered by the
arbitrators may be entered in any court having jurisdiction thereof.

                                    (e) It is intended that controversies or
claims submitted to arbitration under this Section 9.10 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.

                                    (f) Any arbitration under this Section 9.10
shall be conducted pursuant to the commercial arbitration rules of the American Arbitration Association.

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

                           9.11 Jurisdiction: Venue. Subject to Section 9.10
hereof, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Agreement. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction a party is or may be subject, by suit upon such judgment.

                           9.12 Indemnification. Employer will indemnify and
hold Employee harmless from and against any damage, loss, liability, claim, costs, expenses, penalties or fines to the fullest extent permitted by applicable law with respect to any actual or threatened claim, suit, investigation, proceeding or action of any kind, civil or criminal, whether seeking damages, equitable relief, or otherwise, by any governmental authority or person not a party hereto or affiliated with a party hereto ("Proceeding"). Such indemnification shall include, without limitation, the obligation to advance legal fees and costs necessarily and reasonably incurred by Employee in connection with such a Proceeding.

                           9.13 Change in Control. In the event there is a
change in control of Employer during the initial term of this Agreement, then Employee shall have the right, within 60 days of the date a change in control occurs, to terminate his employment and to have such termination be treated as a termination without cause under Section 6.1(d) for the sole purpose of determining Employee's compensation in connection with the termination.

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

For purposes of this Agreement a change in control shall be deemed to have occurred at such time as either (i) Taxter One, L.L.C. shall own directly or indirectly less than 10% of the outstanding voting common stock of Employer and shall own directly or indirectly less than 50% of each other outstanding class of securities the majority vote of which is required for shareholder action; or
(ii) Jay Botchman shall own less than 50% of the membership interests in Taxter One, L.L.C.

                           9.14 Death of Jay Botchman. In the event Jay Botchman
shall die during the term of this Agreement, the term of this Agreement shall be automatically extended to September 30, 2006. IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       CREDIT STORE, INC.             - Employer
                                       -----------------------------

                                       By:      /s/ Jay Botchman
                                           -----------------------------

                                                /s/ Martin Burke
                                           -----------------------------
                                           Employee
                                           Martin Burke


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